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                                                                 EXHIBIT 3-E

                      CERTIFICATE OF OWNERSHIP AND MERGER

                       MERGING CARESTREAM HOLDINGS, INC.

                        INTO FOXMEYER HEALTH CORPORATION

                    (PURSUANT TO SECTION 253 OF THE GENERAL

                          CORPORATION LAW OF DELAWARE)


FoxMeyer Health Corporation, a Delaware corporation (the "Corporation") does hereby certify that:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of each class of stock of CareStream Holdings, Inc., a Delaware corporation ("Holdings").

THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted as of January 13, 1996, determined to merge into itself Holdings on the terms and conditions set forth in such resolutions:

              WHEREAS, under the terms of the Asset Purchase Agreement dated as of October 4, 1996 between the Corporation, McKesson Corporation ("McKesson") and certain other parties, the Corporation agreed, upon the request of McKesson, to take reasonable steps to avoid confusing its continuing business with the business being acquired by McKesson, including but not limited to changing the Corporation's corporate name;

              NOW, THEREFORE, BE IT RESOLVED, that effective upon the filing of a Certificate of Ownership and Merger, the Corporation shall merge into itself its subsidiary, CareStream Holdings, Inc., and assume all of that subsidiary's obligations; and

              RESOLVED, that pursuant to the merger, the name of the Corporation shall be changed to Avatex Corporation by deleting the First Article of the Certificate of Incorporation of the Corporation and inserting in lieu thereof a new First Article to read as follows:





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              "First:       The name of the Corporation is:
                            Avatex Corporation";

              RESOLVED, that the Senior Vice President and Chief Financial Officer and the Secretary of the Company shall be, and they hereby are, directed to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge CareStream Holdings, Inc. into this Corporation, and to assume that subsidiary's obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware.


       IN WITNESS WHEREOF, FoxMeyer Health Corporation has caused its corporate seal to be affixed and this certificate to be signed by Edward L. Massman, its Senior Vice President and Chief Financial Officer, and Robert H. Stone, its Secretary, this ___ day of ____________, 1997.



                                           FOXMEYER HEALTH CORPORATION


                                           By:
                                               ----------------------------
                                               Edward L. Massman
                                               Senior Vice President and
                                               Chief Financial Officer


ATTEST:



By:
    ----------------------------
    Robert H. Stone
    Secretary



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